                                                                                    EXHIBIT 10.1
STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of March 26, 2007 between Contran Corporation, a Delaware corporation (“Contran”), and Valhi, Inc., a Delaware corporation (“Valhi”).

Recitals

A. Valhi has today paid a stock dividend (the “Stock Dividend”) to its stockholders of record as of March 12, 2007 of approximately 56.8 million shares (the “Shares”) in the aggregate of the common stock, par value $0.01 per share, of Titanium Metals Corporation, a Delaware corporation and an affiliate of Valhi.

B. Valhi is a member of the consolidated U.S. federal tax return of which Contran is the parent company (the “Contran Tax Group”).

C. As a member of the Contran Tax Group and pursuant to a tax policy between Valhi and Contran, Valhi computes provisions for U.S. income taxes on a separate company basis using tax elections made by Contran and makes payments to Contran or receives payments from Contran in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer.

D. Upon the payment of the Stock Dividend and pursuant to the tax policy between Valhi and Contran, Valhi has incurred a tax obligation to Contran, which obligation is a function of the difference between the aggregate value of the Shares distributed based on their closing market price on the date of distribution ($36.90 per share) less Valhi's aggregate tax basis in such Shares (the “Tax Obligation”).

E. On the terms and subject to the conditions of this Agreement, including the release and indemnity of the Tax Obligation by Contran, Valhi wishes to today issue 5,000 shares (the “Shares”) of its 6% series A preferred stock, par value $0.01 per share, of Valhi, to Contran, and Contran wishes to purchase the Shares (the “Transaction”).

Agreement

The parties agree as follows:

ARTICLE I.
THE CLOSING

Section 1.  Closing and Deliveries.  The closing of the purchase and sale of the Shares shall take place effective as of March 26, 2007 (the “Closing Date”). On the Closing Date:

(a) Valhi shall issue and deliver to Contran certificates representing the Shares; and

(b) Contran shall undertake responsibility for and shall release Valhi from, and indemnify Valhi against, the Tax Obligation as set forth in Article IV and Section 5.2 of this Agreement.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF VALHI

Valhi hereby represents and warrants to Contran as of the date of this Agreement as follows:

Section 2.1.  Authority.  It is a corporation validly existing and in good standing under the laws of the state of its incorporation. It has full corporate power and authority, without the consent or approval of any other person, to execute and deliver this Agreement and to consummate the Transaction. All corporate action required to be taken by or on behalf of it to authorize the execution, delivery and performance of this Agreement has been duly and properly taken.

Section 2.2.  Validity.  This Agreement is duly executed and delivered by it and constitutes its lawful, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the Transaction by it are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under (a) its charter or bylaws; (b) any material contract, agreement or other instrument to which it is a party or by which it is bound; (c) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to it; or (d) any law, rule or regulation applicable to it, except in each case for such prohibitions, violations, conflicts or defaults that would not have a material adverse consequence to the Transaction.

Section 2.3.  Terms of the Shares.  The certificate of designations, rights and preferences of Valhi’s 6% series A preferred stock is set forth on Exhibit A attached hereto.

Section 2.4.  Title to the Shares.  Upon consummation of the transactions contemplated by this Agreement, Contran will acquire good and marketable title to the Shares, free and clear of any liens, encumbrances, security interests, restrictive agreements, claims or imperfections of any nature whatsoever, other than restrictions on transfer imposed by applicable securities laws.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF CONTRAN

Contran hereby represents and warrants to Valhi as of the date of this Agreement as follows:

Section 3.1.  Authority.  It is a corporation validly existing and in good standing under the laws of the state of Delaware. It has full corporate power and authority, without the consent or approval of any other person, to execute and deliver this Agreement and to consummate the Transaction. All corporate and other actions required to be taken by or on behalf of it to authorize the execution, delivery and performance of this Agreement have been duly and properly taken.

Section 3.2.  Validity.  This Agreement is duly executed and delivered by it and constitutes its lawful, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the Transaction by it are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under (a) its charter or bylaws; (b) any material contract, agreement or other instrument to which it is a party or by which it is bound; (c) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to it; or (d) any law, rule or regulation applicable to it, except in each case for such prohibitions, violations, conflicts or defaults that would not have a material adverse consequence to the Transaction.

Section 3.3.  Purchase for Investment.  It is purchasing the Shares to be sold and delivered to it hereunder for investment solely for its own account and not with a view to, or for resale in connection with, the distribution thereof. It understands that such Shares are restricted securities under the Securities Act of 1933, as amended (the “Securities Act”), and that such Shares must be held indefinitely unless they are registered under the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available.

Section 3.4.  Nature of Purchaser.  It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Shares.

ARTICLE IV.
RELEASE

Upon the purchase of the Shares pursuant to the terms of this Agreement, Contran from and after the Closing releases and forever discharges Valhi from the Tax Obligation. Notwithstanding the foregoing, if any settlement with the U.S. Internal Revenue Service, state or local tax authority or court decision which has become final during any taxable period preceding Closing, including the period beginning January 1, 2007 and ending on the Closing Date, results in any adjustment to Valhi’s aggregate tax basis or the aggregate value of the Shares which affects or relates to the Tax Obligation, then the Tax Obligation shall be re-determined to give effect to such adjustment as if it had been made as part of or reflected in the original computation of such Tax Obligation. If the effect of such adjustment results in an increase or decrease in the Tax Obligation, then such amount shall promptly be paid to Contran by Valhi or paid to Valhi by Contran, respectively.

ARTICLE V.
INDEMNIFICATION

Section 5.1.  Indemnification by Valhi  From and after the Closing, Valhi shall defend, indemnify, save and keep harmless Contran and its successors and assigns against and from all Damages (as defined below) sustained or incurred by Contran resulting from or arising out of or by virtue of any inaccuracy in or breach of any representation or warranty made by Valhi in this Agreement or in any closing document delivered to Contran by Valhi in connection with this Agreement, or any breach by Valhi of, or failure by Valhi to comply with, any of its covenants or obligations under this Agreement.

As used in this Agreement, “Damages” mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation: (a) reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses sustained or incurred in connection with the defense or investigation of any such liability, and (b) any and all reasonable costs and expenses (including reasonable legal fees and expenses) arising from any Damages or incurred in an investigation and defense, or in enforcing the indemnification provisions of this Agreement.

Section 5.2.  Indemnification by Contran.  From and after the Closing, Contran shall defend, indemnify, save and keep harmless Valhi and its successors and assigns against and from all Damages sustained or incurred by Valhi resulting from or arising out of or by virtue of:

(a) the Tax Obligation or adjustments, modifications or changes to the Tax Obligation now existing or arising in the future, subject to the provisions set forth in Article IV; and

(b) any inaccuracy in or breach of any representation or warranty made by Contran in this Agreement or in any closing document delivered to Contran by Valhi in connection with this Agreement, or any breach by Contran of, or failure by Contran to comply with, any of its covenants or obligations under this Agreement.

ARTICLE VI.
GENERAL PROVISIONS

Section 6.1.   Survival.  The representations, warranties covenants and other agreements set forth in this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated herein.

Section 6.2. Amendment and Waiver.  No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in a writing referring to this Agreement and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 6.3.  Parties and Interest.  This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and assigns.

Section 6.4.  Entire Transaction.  This Agreement contains the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements and understandings among the parties with respect to the subject matter of this Agreement.

Section 6.5.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

Section 6.6.  Severability.  If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to effect any other provision hereof or the validity of the remainder of this Agreement and such invalid provision shall be deemed deleted to the minimum extent necessary to cure such violation.

Section 6.7.  Notice.  All notices, requests, demands and other communications hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid as follows:

If toValhi: Valhi, Inc.
5430 LBJ Freeway
Three Lincoln Centre, Suite 1700
Dallas, Texas 75240-2697
Attention:  Secretary

If to Contran: Contran Corporation
5430 LBJ Freeway
Three Lincoln Centre, Suite 1700
Dallas, Texas 75240-2697
Attention:  General Counsel

Section 6.8.  Headings.  The sections and other headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

The parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

VALHI, INC.

By:
Gregory M. Swalwell, Vice President

CONTRAN CORPORATION

By:
Bobby D. O’Brien, Vice President

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Exhibit A
Certificate of Designations, Rights and Preferences of 6% Series A Preferred Stock of Valhi, Inc.

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES OF
6% SERIES A PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Valhi, Inc., a Delaware corporation (the “Corporation”), certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $.01 per share, and, further, authorizes the Board of Directors of the Corporation, subject to the limitations prescribed by law and the provisions of the Certificate of Incorporation, to provide for the issuance of shares of the Preferred Stock or to provide for the issuance of shares of the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preference rights and qualifications, limitations or restrictions of the shares of the Preferred Stock of each such series.

SECOND: The Board of Directors of the Corporation, as of February 28, 2007, duly adopted the following resolutions, authorizing the creation and issuance of a series of said Preferred Stock to be known as 6% Series A Preferred Stock:

RESOLVED, the Board of Directors, pursuant to the authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of the Corporation’s Preferred Stock, par value $.01 per share, consisting of 5,000 shares of which are authorized to be issued under the Corporation’s Certificate of Incorporation (such 5,000 shares being hereinafter referred to as the “Series A Preferred Stock”), of the Corporation and hereby fixes the number, designations, preferences, rights and limitations thereof in addition to those set forth in said Certificate of Incorporation as follows:

Section 1.  Certain Definitions. As used in this Certificate, the following terms shall have the following meanings, unless the context otherwise requires:

“Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person that are traded on an established national or regional trading market or exchange, including but not limited to the common stock, par value $.01 per share, of Valhi, Inc., a Delaware corporation.

“Certificate” means this Certificate of Designations, Rights and Preferences of 6% Series A Preferred Stock.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time.

“Common Stock” means the voting Common Stock, $.01 par value per share, of the Corporation and any other stock of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Corporation” means Valhi, Inc., a Delaware corporation, and its successors.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31, of each year, or if any such date is not a Business Day, on the next succeeding Business Day.

“Dividend Period” means the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the immediately succeeding Dividend Payment Date.

“Liquidation Preference” has the meaning assigned to such term in Section 4(a).

“Original Issue Date” has the meaning assigned to such term in Section 3(a).

“Outstanding” means, when used with respect to Series A Preferred Stock, as of any date of determination, all shares of Series A Preferred Stock outstanding as of such date; provided further that, in determining whether the holders of Series A Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Series A Preferred Stock owned by the Corporation shall be deemed not to be outstanding.

“Parity Stock” has the meaning assigned to such term in Section 2.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Record Date” means with respect to the dividends payable on March 31, June 30, September 30 and December 31 of each year, March 15, June 15, September 15 and December 15 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as may be fixed by the Board of Directors.

“Senior Stock” has the meaning assigned to such term in Section 2.

“Series A Preferred Stock” has the meaning assigned to such term in the Resolution set forth in the Preamble hereto.

Section 2.  Rank. The Series A Preferred Stock shall, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and to any other class or series of equity securities issued by the Corporation not referred to in clauses (b) or (c) of this paragraph, (b) on a parity with all equity securities issued by the Corporation in the future, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of the Corporation (“Parity Stock”) and (c) junior to all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of the Corporation (“Senior Stock”). The term “equity securities” shall not include convertible debt securities.

Section 3.  Dividends.

(a) Holders of the then Outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate of 6% of the $133,466.75 per share Liquidation Preference per annum. Such dividends shall accrue from the first date on which any Series A Preferred Stock is issued (the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable Record Date.

(b) No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable, but interest will not accrue on any amount of accrued but unpaid dividends on the Series A Preferred Stock.

(d) Nothing contained herein shall prevent or restrict the Corporation from the declaration, payment or set aside for payment or any other distribution of cash or other property, directly or indirectly, on or with respect to any shares of the Common Stock, or shares of any other class or series of equity securities ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, including without limitation accrued and unpaid dividends on the Series A Preferred Stock. Further, nothing contained herein shall prevent or restrict the Corporation from redeeming, purchasing or otherwise acquiring for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation any shares of Common Stock, or any shares of equity securities ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and the shares of any other class or series of equity securities ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other class or series of such equity securities ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of such equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of such equity securities (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Stock which may be in arrears.

(f) Any dividend payment made on shares of the Series A Preferred Stock shall be credited against the accrued but unpaid dividends due as designated by the Corporation. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock in excess of full accrued dividends on the Series A Preferred Stock as described above.

Section 4.  Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then Outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its stockholders, a liquidation preference of $133,466.75 per share of Series A Preferred Stock (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of equity securities that ranks junior to the Series A Preferred Stock as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all Outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of equity securities ranking on a parity with the Series A Preferred Stock as to liquidation rights, then the holders of the Series A Preferred Stock and each such other class or series of equity securities shall share proportionately in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 5.  Voting Rights.

(a) Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise provided in the Certificate of Incorporation, by law or pursuant to agreements among the holders of voting equity securities of the Corporation.

(b) The affirmative vote of holders of at least two-thirds of the Outstanding shares of the Series A Preferred Stock and all other Parity Stock with like voting rights, voting as a single class, in person or by proxy, at a special meeting called for the purpose, or by written consent in lieu of meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Certificate of Incorporation if the amendment would amend, alter or affect the powers, preferences or rights of the Series A Preferred Stock, so as to adversely affect the holders thereof; provided, however, that any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock will not be deemed to materially and adversely affect such powers, preferences or special rights.

Section 6.  Consolidation, Merger and Sale of Assets. The Corporation, without the consent of the holders of any of the Outstanding Series A Preferred Stock, may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to the Corporation.

Section 7.  Headings. The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf on this 26th day of March, 2007.

Valhi, Inc.

By:
Gregory M. Swalwell
Vice President and Controller